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                                                      EXHIBIT 10.3


                                CREDIT AGREEMENT

                                     BETWEEN

                             SIMPLE TECHNOLOGY, INC.

                                       AND

                                  COMERICA BANK

                                 AUGUST 3, 1999


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                                CREDIT AGREEMENT

         THIS AGREEMENT, made as of the 3rd day of August 1999, by and between SIMPLE TECHNOLOGY, INC, a California corporation ("Borrower") and COMERICA BANK, a Michigan banking corporation ("Bank").

1.       DEFINITIONS

         For purposes of this Agreement the following terms will have the following meanings:

         1.1 "ACCOUNTS," "CHATTEL PAPER," "DOCUMENTS," "EQUIPMENT," "FIXTURES," "GENERAL INTANGIBLES," "GOODS," "INSTRUMENTS" AND "INVENTORY" shall have the meanings assigned to them in the Uniform Commercial Code as in effect in Michigan on the date of this Agreement.

         1.2 "ACCOUNT DEBTOR" shall mean the party who is obligated on or under any Account Receivable.

         1.3 "ACCOUNTS RECEIVABLE" shall mean and include Accounts, Chattel Paper and General Intangibles (including, but not limited to tax refunds, trade names, trade styles and goodwill, trade marks, copyrights and patents, and applications therefor, trade and proprietary secrets, formulae, designs, blueprints and plans, customer lists, literary rights, licenses and permits, receivables, insurance proceeds, beneficial interests in trusts and minute books and other books and records) to the extent they evidence, consist of, or relate to rights of payment or related rights now owned or hereafter acquired by a Borrower.

         1.4 "ADVANCE" shall mean a borrowing requested by Borrower and made by Bank under this Agreement.

         1.5 "AFFILIATE" shall mean, when used with respect to any person, any other person which, directly or indirectly, controls or is controlled by or is under common control with such person. For purposes of this definition, "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), with respect to any person, shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

         1.6 "APPLICABLE INTEREST RATE" shall mean with respect to any Advance, the Prime-based Rate or the Eurocurrency-based Rate, subject to the terms and conditions of this Agreement.

         1.7 "BORROWING BASE REPORT" shall mean a report in form and content satisfactory to Bank setting forth the Formula Amount applicable to a Facility.

         1.8 "BUSINESS DAY" shall mean any day, other than a Saturday, Sunday or holiday, on which Bank is open for all or substantially all of its business in Detroit, Michigan.

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         1.9 "CANADIAN NOTE" shall mean a Note issued by Borrower under this
Agreement as evidence of Advances under the Canadian Subfacility.

         1.10 "CANADIAN PRIME RATE" shall mean the per annum interest rate established by Comerica Bank-Canada as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Comerica Bank-Canada at any such time.

         1.11 "CANADIAN SUBFACILITY" shall mean a subfacility for advances under the Facility provided for in Article 2 of this Agreement up to the Canadian Sub facility Maximum.

         1.12 "CANADIAN SUBFACILITY MAXIMUM" shall mean as of any date, the lesser of (a) the Formula Amount with respect to the Canadian Subfacility; or
(b) CAN $1,000,000.

         1.13 "CASH COLLATERAL" shall mean good funds on deposit with Bank in the name of Borrower and pledged to Bank as security for indebtedness of Borrower to Bank.

         1.14 "COLLATERAL" shall mean all property of the Borrower now or hereafter in the possession of the Bank or any Affiliate of the Bank (or as to which the Bank or any Affiliate of the Bank now or hereafter controls possession by documents or otherwise), all amounts in all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of the Borrower now or hereafter with the Bank or any Affiliate of the Bank and all of Borrower's Accounts, Chattel Paper, Documents, Equipment, Fixtures, General Intangibles, Goods, Instruments and Inventory, wherever located and whether now owned or hereafter acquired, together with all replacements of any of the foregoing, substitutions therefor, accessions thereto, and all proceeds and products of all the foregoing, and all additional property (real or personal) of the Borrower which is now or hereafter subject to a security interest, mortgage, lien, claim or other encumbrance granted by the Borrower to, or in favor of, the Bank.

         1.15 "DEBT" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP.

         1.16 "DEFAULT" shall mean, an event or occurrence which, with the giving of notice and/or the passage of time, would constitute an Event of Default hereunder.

         1.17 "EFFECTIVE TANGIBLE NET WORTH" shall mean Total Assets plus Subordinated Debt less Total Liabilities and Soft Assets.

         1.18 "EFFECTIVE TANGIBLE NET WORTH RATIO" shall mean a ratio, the numerator of which is the Total Liabilities less Subordinated Debt and the denominator of which is Effective Tangible Net Worth.

         1.19 "ELIGIBLE ACCOUNTS RECEIVABLE" shall mean Accounts Receivable which meet the following requirements:

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              (a) it is not owing more than ninety (90) days from the invoice date on the invoice evidencing such Account;

              (b) it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed, excluding however, Accounts representing customer deposits due but not yet paid;

              (c) it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing reasonably acceptable to Bank;

              (d) it is not evidenced by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper;

              (e) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any defense on the part of such Account Debtor and, if subject to any claim on the part of such Account Debtor denying liability thereunder in whole or in part only the undisputed portion shall only be thereof included as an Eligible Account receivable;

              (f) it is not subject to any sale of accounts, any rights of offset (except as set forth in Section 1.19(o) below), assignment, lien or security interest whatsoever;

              (g) it is not owing by an Account Debtor which is a Foreign
Person;

              (h) it is not a Government Account, except to the extent that
(i) not more the Two Hundred Fifty Thousand Dollars ($250,000) is includable in the calculation of the Formula Amount with respect to Government Accounts, or (ii) the Federal Assignment of Claims Act of 1940 applies thereto, and all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, and with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank's security interest in such account;

                  (i) it is not owing by an Account Debtor for which a Borrower has received any notice of (i) the death of the Account Debtor, (ii) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (iii) the appointment of a receiver for any part of the property of the Account Debtor, or (iv) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor (which notice, in the case of a notice of an event described in clauses (ii) through (iv), has not been revoked or annulled);

              (j) it is not an Account payable at a future date in accordance with its terms (other than an Account payable within sixty (60) days of the invoice date), billed in advance, payable on delivery, for goods which are placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor may be conditional, for guaranteed sales, for unbilled sales, for progress billings, subject to a retainage or holdback by the Account Debtor or insured by a surety company, wherein the primary recourse is to such surety company rather than the Account Debtor;

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              (k) it is not owing by any Account Debtor whose obligations
Bank, acting in its reasonable business discretion, shall have notified Borrower are not deemed to constitute Eligible Accounts;

              (l) it is not an Eligible Foreign Account Receivable;

              (m) it is not an Account with respect to which the Account Debtor is an officer, employee, partner, joint venturer or agent of Borrower;

              (n) it is not an Account with respect to which the Account Debtor is a subsidiary of, related to, affiliated or has common shareholders, officers or directors with Borrower;

              (o) if it is an Account with respect to which Borrower is liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower only the portion thereof exceeding Borrower's obligation to such Account Debtor shall be included as an Eligible Account; and

              (p) it is not an Account due from a particular Account Debtor as to which over twenty-five percent (25%) of the aggregate amount owing from such Account Debtor is greater than ninety (90) days from the date of invoice, other than Accounts which are supported by a commercial letter of credit or credit insurance satisfactory to Bank or Accounts with an Account Debtor satisfactory to Bank.

An Account Receivable which is at any time an Eligible Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account Receivable unless and until it meets all of the foregoing requirements again.

         1.20 "ELIGIBLE FOREIGN ACCOUNT RECEIVABLE" shall mean an Account Receivable which meets each of the following requirements:

              (a) it arises from an Account Receivable where the Account Debtor is a Foreign Person;

              (b) the payment of such Account Receivable is (i) insured by an export credit insurance policy satisfactory to Bank or (ii) one hundred percent (100%) supported by a commercial letter of credit, unless as to both subsections (b)(i) and (ii) if the Foreign Person is Canadian or the Account Receivable is specifically approved by Bank; and

              (c) it meets requirements (a) through (f), (i) through (k), and
(m) through (o) of Eligible Account Receivable; provided, however, that with respect hereto, Section 1.19(j) shall be subject to Section 1.20(b)(i).

An Account Receivable which is at any time an Eligible Foreign Account Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Foreign Account Receivable unless and until it meets all of the foregoing requirements again.

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         1.21 "ELIGIBLE INVENTORY" shall mean all Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as "work-in-process", "raw materials", or as "finished goods inventory" under generally accepted accounting principles, consistently applied, excluding (a) consigned goods and inventory located outside the United States of America, (b) inventory covered by or subject to a seller's right to repurchase, or any consensual or nonconsensual lien or security interest (including without limitation purchase money security interests) other than in favor of Bank, whether senior or junior to Bank's security interest, (c) inventory that Bank, acting in its reasonable discretion, after having notified Borrower, excludes. Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Domestic Inventory unless and until it meets all of the foregoing requirements again.

         1.22 "ENVIRONMENTAL LAWS" shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of any nature, any hazardous or other toxic substances of any nature, whether liquid, solid and/or gaseous, including smoke, vapor, fumes, soot, acids, alkalis, chemicals, wastes, by-products, and recycled materials.

         1.23 "EQUIVALENT AMOUNT" shall mean (i) with respect to each advance made or carried (or to be carried) in Dollars under the principal amount thereof and (ii) with respect to each Advance made or carried (or to be carried) in Canadian Dollars, the amount of United States Dollars which is equivalent to such amount at the spot exchange determined by Bank making or carrying such Advance to be available at approximately 11:00 a.m. (Bank time) two (2) Business Days before such Advance is made.

         1.24 "EVENT OF DEFAULT" shall mean the occurrence of any of the events described in Section 8 hereof.

         1.25 "EUROCURRENCY-BASED LOAN" shall mean a Loan at any time during which such Loan bears interest at a Eurocurrency-based Rate.

         1.26 "EUROCURRENCY-BASED RATE" shall mean a per annum interest rate equal to the Eurocurrency Rate, plus 3.25% per annum.

         1.27 "EUROCURRENCY RATE" shall mean, for any Eurocurrency-based Loan:

              (a) (i) in the case of Eurocurrency-based Loans denominated in Canadian Dollars under the Canadian Subfacility, the per annum interest rate at which the Bank's eurocurrency lending office offers deposits in the Canadian Dollars to prime banks in the eurocurrency market in an amount comparable to the relevant Eurocurrency-based Loan and for a period equal to the relevant Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Interest Period; and

                  (ii) in the case of Eurocurrency-based Loans denominated in United States Dollars, under the Facility the per annum interest rate at which the Bank's eurocurrency lending office offers deposits in applicable Eurocurrency to prime banks in the Eurocurrency market in an amount comparable to the relevant Eurocurrency-based Loan and for a period equal

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to the Interest Period therefore at approximately 11:00 a.m. Detroit time two
(2) Business Days prior to the first day of such Interest Period; divided by,

              (b) a percentage (expressed as a decimal) equal to one hundred percent (100%) minus that percentage which is in effect on the date for an Advance of a Eurocurrency-based Loan, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirements for a member bank of the Federal Reserve System with deposits exceeding five billion dollars in respect of "Euro-currency Liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurocurrency-based Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States Eurocurrency Lending Office of such a bank to United States residents).

         1.28 "FACILITY" shall mean the facility for Advances to Borrower provided for in Section 2 of this Agreement.

         1.29 "FACILITY MAXIMUM" shall mean as of any date, the lesser of (a) the Formula Amount; or (b) $20,000,000 (inclusive of amounts advanced under the Canadian Subfacility).

         1.30 "FOREIGN PERSON" shall mean any person, entity, firm or corporation (i) whose principal office is located outside of the United States,
(ii) is not incorporated or organized under the laws of the United States of America or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other political subdivision thereof or any department or agency thereof.

         1.31 "FORMULA AMOUNT" shall mean, as of the date of any determination thereof, the sum of:

                  (a) in the case of the Canadian Subfacility eighty percent (80%) of Borrower's Canadian Dollar denominated Eligible Accounts Receivable (exclusive of any Government Accounts);

                  (b) in the case of the Facility the sum (without duplication) of (1) eighty percent (80%) of its Eligible Accounts Receivable, plus (2) eighty percent (80%) of its Eligible Foreign Accounts Receivable up to $3,000,000, plus (3) the lesser of eighty percent (80%) of the Orderly Liquidation Value of its Eligible Inventory or $10,000,000.

         1.32 "GAAP" shall mean generally accepted accounting principles in the United States of America, applied consistently.

         1.33 "GOVERNMENT ACCOUNT" shall mean an Account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing.

         1.34 "INDEBTEDNESS" " shall mean all loans, advances, indebtedness, obligations and liabilities of the Borrower to the Bank under the Note(s), this Agreement and the Loan Documents, together with all other indebtedness, obligations and liabilities whatsoever of the Borrower to the Bank, whether matured or unmatured, liquidated or unliquidated, direct or

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indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

         1.35 "INTEREST PERIOD" shall mean an interest period for a Eurocurrency-based Loan of one (1), three (3), or six (6) months, provided however, that:

                  (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day; and

                  (b) no Interest Period may end after the Maturity Date.

         1.36 "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Security Agreements, and all other documents, instruments or agreements executed and/or delivered to Bank pursuant hereto or pursuant to any of the foregoing.

         1.37 "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect, or the occurrence of any event or the existence of any condition that has or could reasonably be expected to have a material adverse effect, on (a) the business or financial condition or performance of Borrower and its subsidiaries taken as a whole, (b) the ability of Borrower to pay the Debt when due, (c) the validity or enforceability of any of the Loan Documents, and lien created or purported to be created by any of the Loan Documents or the required priority of any such lien, or (d) any material right or remedy of Bank under any of the Loan Documents.

         1.38 "MATURITY DATE" shall mean: August 3, 2001.

         1.39 "NET WORTH" shall mean the net worth of Borrower, determined in accordance with GAAP.

         1.40 "NOTE" shall mean a Note issued by Borrower in the form attached as Exhibit "A" hereto as evidence of Advances under the Facility.

         1.41 "NOTE(S)" shall mean the Note and any other promissory note heretofore or hereafter made by Borrower to Bank as evidence of indebtedness, or any one or more of the foregoing, including, but not limited to any note executed by Borrower to evidence an Advance under the Canadian Subfacility.

         1.42 "ORDERLY LIQUIDATION VALUE" shall mean the estimated probable price which could typically be realized at a properly advertised and conducted public auction sale, held under orderly sale conditions and under present day economic trends determined by Bank on the basis of appraisals thereof delivered to Bank in form, content and cost satisfactory to Bank and otherwise subject to the following schedule:

                  (a) delivery of desk top appraisals on DRAM and memory modules on the first business day of each consecutive calendar month;

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                  (b) delivery of desk top appraisals for all Inventory on a semi-annual basis; and

                  (c) delivery of complete on-site/physical appraisal for all Inventory annually.

         1.43 "PERMITTED LIENS" shall mean:

                  (a) liens and encumbrances in favor of Bank;

                  (b) liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

                  (c) liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

                  (d) liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

                  (e) encumbrances consisting of easements, rights of way, zoning restrictions or other similar restrictions on the use of real property, none of which materially impairs the use of such property by Borrower in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use;

                  (f) liens on real estate, furniture, fixtures and equipment for purchase money financing (including loans and leases) hereafter existing used for capital expenditures permitted under Section 7.10 hereof;

                  (g) liens arising by operation of law in connection with judgments being appealed;

                  (h) liens on property acquired by a Borrower or any subsidiary to the extent such Liens are in existence when such property or subsidiary was acquired and were not made in anticipation of such acquisition; and

                  (i) liens described on Schedule 1.43(i) hereof.

         1.44 "PRIME RATE" shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

         1.45 "PRIME-BASED ADVANCE" shall mean an Advance which bears interest at the Prime-based Rate or the Canadian Prime Rate, with respect to the Canadian Subfacility, as the case may be.

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         1.46 "PRIME-BASED RATE" shall mean a per annum interest rate which is equal to the Prime Rate or the Canadian Prime Rate, with respect to the Canadian Subfacility, plus .5%.

         1.47 "SECURITY AGREEMENTS" shall mean security agreements in form and content satisfactory to Bank pursuant to which Borrower grants to Bank a security interest in all of its tangible and intangible personal property, whether now owned or hereafter existing or arising.

         1.48 "SOFT ASSETS" shall mean patents, patent rights, trademarks, trade names, copyrights, franchises, licenses, goodwill and other intangible assets (other than Accounts Receivable) of Borrower.

         1.49 "SUBORDINATED DEBT" shall mean the indebtedness of Borrower, the repayment of which has been subordinated to the prior payment and performance of all of Borrower's indebtedness and obligations to Bank, pursuant to a written subordination agreement in form and content satisfactory to Bank.

         1.50 "TOTAL ASSETS" shall mean the assets of Borrower, determined in accordance with GAAP.

         1.51 "TOTAL LIABILITIES" shall mean shall mean the liabilities of Borrower, determined in accordance with GAAP.

         1.52 "WIP" shall mean shall mean the work in process of Borrower, determined in accordance with GAAP.

         1.53 "YEAR 2000 ISSUE" shall mean the risk of computer hardware, software or equipment containing imbedded micro chips which perform functions relevant to the business or operation of a Borrower which will not, in the case of dates occurring after December 31, 1999, function as effectively and reliably as in the case of dates occurring prior to such date.

2. INDEBTEDNESS: FACILITY

         2.1 Bank agrees to make Advances under the Note(s) from time to time from the effective date hereof until the Maturity Date, in aggregate principle amount at any time outstanding not to exceed the Facility Maximum. All of the Advances hereunder shall be evidenced by the Note(s) under which advances, repayments and re-advances may be made, subject to the terms and conditions of this Agreement.

         2.2 Borrower may request an Advance by delivery to Bank of a Request for Loan executed by an authorized officer of Borrower (which delivery may be made by facsimile with original following within a week by courier or mail) and subject to the following:

                  (a) each such Request for Loan shall set forth the information required on the Request for Loan form and shall set forth whether the request is for an Advance under the Canadian Subfacility;

                  (b) each such Request for Loan shall be delivered to Bank by 3:00 p.m. three (3) Business Days prior to the proposed date of Advance, except if the Applicable Interest Rate

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for such Advance is to be the Prime-based Rate, such Request for Loan must be delivered by 3:00 p.m. (Detroit time) on such proposed date;

                  (c) if the Request for Loan is a request for a Eurocurrency-based Loan, the principal amount of the Advance requested shall be at least Five Hundred Thousand Dollars ($500,000) or an integral multiple thereof; and

                  (d) each Request for Loan shall constitute a certification by the Borrower as of the date thereof that all of the conditions set forth in Section 4 hereof are satisfied as of the date of such request and shall be satisfied as of the date such Advance is requested.

         2.3 The Note(s) shall mature on the Maturity Date when all outstanding principal and interest shall be due, and each Advance from time to time outstanding thereunder shall bear interest at the Applicable Interest Rate. The amount and date of each Advance, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof absent manifest error.

         2.4 Interest shall be payable on all Prime-based Advances, monthly, on the first Business Day of each month. Interest shall be payable on each Eurocurrency-based Advance on the last day of its Interest Period and, if such Interest Period has a duration of longer than three (3) months, also at each three month interval from the first day of such interest period.

         2.5 Borrower shall pay to Bank:

                  (a) concurrently with the execution of this Agreement, the amount of the expenses (including without limit reasonable attorneys' fees, whether of inside or outside counsel, and disbursements) incurred by the Bank in connection with the preparation and closing of this Agreement and related instruments and/or making of advances hereunder, including but not limited to costs to conduct audits, monitoring and appraisals;

                  (b) concurrently with the execution of this Agreement, a non-refundable closing fee in the amount of Seventy Five Thousand Dollars ($75,000);

                  (c) on an ongoing basis, (i) all audit costs, limited to four (4) audits per annum, in the amount of $750 per day per auditor and (ii) collateral monitoring costs of Bank in the amount of $500 per month, with such audit and monitoring costs subject to periodic increases by Bank as are usual and customary in connection with the Bank's cost of doing business.

                  Borrower shall pay all inventory appraisal fees directly to such appraiser(s).

         2.6 The amount of all interest and fees hereunder shall be computed for the actual number of days elapsed on the basis of a year consisting of three hundred sixty (360) days.

         2.7 Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by the Bank at the address designated for such payment, whether or not the Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. The Borrower expressly assumes all risks of loss or liability resulting

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from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by the Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only.

         2.8 Notwithstanding anything herein to the contrary, in the event and so long as an Event of Default shall exist, all principal outstanding under the Note shall bear interest, payable on demand, from the date of such Event of Default at a rate per annum equal to:

                  (a) in the case of a Prime-based Loan, two and one half percent (2.5%) above the Prime-base Rate; and

                  (b) in the case of a Eurocurrency-based Loan, two and one half percent (2.5%) above the Eurocurrency-based Rate until the end of the then current Interest Period, at which time such Eurocurrency-based Loans shall be automatically converted into Prime-based Loans and bear interest at the rate provided for in clause (a) above.

         2.9 Providing that no Event of Default shall have occurred and be continuing, the Borrower may elect to renew or convert Applicable Interest Rates applicable to Advances from the Prime-based Rate to the Eurocurrency-based Rate or from the Eurocurrency-based Rate to the Prime-based Rate, provided that any conversion of a Eurocurrency-based Loan shall be made only on the last Business Day of the Interest Period applicable to such Eurocurrency-based Loan. If the Borrower desires such a renewal or conversion, it shall give Bank not less than three (3) Business Days' prior notice in the manner provided in Section 2.2 hereof, specifying the date of such renewal or conversion, the Advances to be converted and the type of Advances elected. If with respect to any Eurocurrency-based Loan outstanding at any time the Bank does not receive notice of the election from a Borrower not less than three (3) Business Days prior to the last day of the Interest Period therefor, the Borrower shall be deemed to have elected to convert such Eurocurrency-based Loan to a Prime-based Loan at the end of the then current Interest Period unless such Eurocurrency-based Loan is repaid upon the last day of such Interest Period.

         2.10 In the event that Borrower shall terminate this Agreement on or before the Maturity Date, Borrower shall be obligated to pay to Bank, as a condition to such termination and prior to the release of Bank's liens and encumbrances, the amount of: (a) Four Hundred Thousand Dollars ($400,000) if such termination occurs before the first anniversary hereof; or (b) Two Hundred Thousand Dollars ($200,000) if such termination occurs on or after the first anniversary hereof but before the second anniversary of this Agreement. This Early Termination Compensation shall be waived if the Loan is replaced by another credit facility with Bank.

         2.11 If the Equivalent Amount of Advances outstanding under the Loan exceeds the Facility Maximum, then Borrower shall immediately repay Advances by the amount necessary so that, after payment, the Equivalent Amount of Advances shall not be greater than the Facility Maximum.

3. SPECIAL PROVISIONS FOR EUROCURRENCY-BASED LOANS

         3.1 As to any Advances, if any prepayment thereof shall occur on any day other than the last day of an Interest Period (in the case of a Eurocurrency-based Loan) or the first day of an Interest Period (with regard to a Prime-Based Loan) (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed during any Interest Period pursuant to this Article, the Borrower agrees to reimburse Bank any costs incurred by Bank as a result of the timing thereof including but not limited to any net costs incurred in liquidating or employing deposits from third parties, upon Bank's delivery to Borrower of a certificate setting forth in reasonable detail the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

         3.2 For any Advance for which the Applicable Interest Rate is the Eurocurrency-based Rate, if Bank shall designate a Eurocurrency lending office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant advance on the books of such office.

         3.3 If Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurocurrencys in the applicable amounts are not being offered to Bank for an Interest Period, then Bank shall forthwith give notice thereof to the Borrower. Thereafter, the obligation of Bank to make Eurocurrency-based Loans, and the right of Borrower to convert an Advance to or refund an Advance as a Eurocurrency-based Loan shall be suspended and all subsequent Loans, and renewals and conversions of then outstanding Loans shall be Prime-based Loans bearing interest at the Prime-based Rate until the Bank notifies Borrower that such circumstance no longer exists.

         3.4 If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurocurrency lending offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, Bank shall forthwith give notice thereof to Borrower. Thereafter: (a) the obligations to make Eurocurrency-based Loans and the right of Borrower to convert an Advance or refund an Advance as a Eurocurrency-based Loan shall be suspended; and (b) if Bank may not lawfully continue to maintain a Eurocurrency-based Loan to the end of the then current Interest Period, the Prime-based Rate shall be the Applicable Interest Rate for such Eurocurrency-based Loan for the remainder of such Interest Period.

         3.5 In the event that any change after the date hereof in applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority:

                  (a) shall subject Bank (or its Eurocurrency lending office) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to Bank (or its Eurocurrency lending office) of the principal of or interest on any Advance or any other amounts due under this Agreement (except for changes in the rate of tax on the overall net income or gross receipts of Bank or its Eurocurrency lending office imposed by the jurisdiction in which Bank's principal executive office or Eurocurrency lending office is located); or

                  (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurocurrency-based Loan any such requirement included in an applicable Eurocurrency Reserve Requirement), special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurocurrency lending offices) or shall impose on Bank (or its Eurocurrency lending offices) or the foreign exchange and interbank markets or other condition affecting any Advance or any commitment of Bank under this Agreement; and the result of any of the foregoing is to increase the cost to Bank of making, renewing or maintaining any Advance or its commitments hereunder or to reduce the amount or rate of return on any sum received or receivable by Bank under this Agreement, or under any Note, then Bank may promptly notify Borrower of such fact and demand compensation therefor and Borrower agrees to pay to Bank (so long as such event or circumstance continues to exist) such additional amount or amounts as will compensate Bank for such increased costs or reduced return within thirty (30) days of such notice; provided, however that, to the extent doing so would eliminate or decrease Borrower's liability for increased costs hereunder, and to the extent that doing so would not otherwise be disadvantageous to Bank, Bank will attempt to designate a Eurocurrency lending office for which the tax, duty, reserve, deposit requirement, or other circumstance giving rise to Bank's demand for increased compensation, is not applicable. A certificate of the Bank demanding such compensation setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate shall be conclusively presumed to be correct save for manifest error.

         3.6 At no time shall there be greater than three (3) outstanding Advances on a Eurocurrency-based Loan.

4. CONDITIONS AND SECURITY

         4.1 Borrower shall have executed and delivered to Bank, or caused to have been executed and delivered to the Bank, this Agreement, the Note(s) and all other applicable Loan Documents (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and the Note(s) and other applicable Loan Documents (when executed and delivered to Bank) shall be in full force and effect and binding and enforceable obligations of Borrower and any other persons who may be parties thereto, except to the extent limited by applicable bankruptcy, insolvency or other insolvency laws.

         4.2 Bank shall have received: (a) certified copies of resolutions of the Board of Directors of Borrower evidencing approval of the borrowings hereunder and the transactions contemplated hereby, (b) certified copies of Borrower's Articles of Incorporation and Bylaws; and (c) a certificate of good standing from the state or other jurisdiction of Borrower's incorporation, and from each state or other jurisdiction in which Borrower is required, under applicable law, to be qualified to do business.

         4.3 Bank shall have received copies of each authorization, license, permit, consent, order or approval of, or registration, declaration or filing with, any governmental authority or any securities exchange or other person obtained or made by Borrower in connection with the transactions contemplated by this Agreement or the Loan Documents.

         4.4 Bank shall have received evidence of satisfaction of the Federal Assignment of Claims Act required for any Government Account included in the Formula Amounts set forth therein, if applicable.

         4.5 The representations and warranties made by Borrower under this Agreement or any of the Loan Documents, and the representations and warranties of any of the foregoing made to Bank which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith, shall have been true and correct in all material respects when made.

         4.6 Bank shall have received duly executed Loan Documents and Borrower shall have performed and complied in all material respects with all agreements and conditions contained in the Loan Documents applicable to it which are then in effect.

         4.7 No Default or Event of Default shall have occurred and be continuing and there shall have been no material adverse change in the condition (financial or otherwise), properties, business, results or operations of Borrowers since the date of the financial statements mentioned in Section 4.9 hereof.

         4.8 Bank shall have received such other instruments and documents (not inconsistent with the terms hereof) as Bank may request in connection with the making of the Advances hereunder, and all such instruments and documents shall be reasonably satisfactory in form and substance to the Bank.

         4.9 Bank shall have received and be satisfied with Borrower's final draft of the financial statement for the fiscal year ending 1998 unqualified audited by an independent certified public accountants of recognized standing. Notwithstanding the foregoing, within five (5) business days of the effective date of this Agreement, Bank shall have received and be satisfied with Borrower's financial statement for the fiscal year ending 1998 audited, without qualifications, by an independent certified public accountants of recognized standing, together with delivery to Bank of a typical "management letter" within 10 business days with respect to the Borrower.

         4.10 Bank shall have received and be satisfied with a completed updated appraisal of the Orderly Liquidation Value of the Inventory prepared by independent licensed appraisers satisfactory to Bank.

         4.11 The obligations of Bank to make Advances under this Agreement shall be subject to the continuing condition that all documents, instruments and agreements executed or submitted pursuant hereto shall be reasonably satisfactory in form and substance to Bank; Bank shall have received all information, and such counterpart originals or such certified or other copies of such materials, as Bank and its counsel may reasonably request; and all other legal matters relating to the transactions contemplated by this Agreement (including, without limitation, matters arising from time to time as a result of changes occurring with respect to any statutory, regulatory or decisional law applicable hereto) shall be reasonably satisfactory to Bank.

5. REPRESENTATIONS AND WARRANTIES OF BORROWER

         Borrower represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

         5.1 Borrower is a corporation duly organized and existing in good standing under the laws of the State of California; is duly qualified and authorized to do business in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary; execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Note(s) are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of the Articles of Incorporation or Bylaws of Borrower and do not require the consent or approval of any governmental body, agency or authority that has not been obtained; and this Agreement, and any other documents and instruments required under this Agreement, when issued and delivered under this Agreement, will be valid and binding upon Borrower in accordance with their terms subject only to applicable bankruptcy, insolvency laws and equitable principles.

         5.2 The execution, delivery and performance of this Agreement, and any other documents and instruments required under this Agreement, and the issuance of the Note(s), are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which Borrower is a party or by which it is bound the breach of which could have a material adverse effect on the properties, business or prospects of Borrower.

         5.3 No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Borrower is threatened against Borrower other than as set forth on Schedule 5.3 the outcome of which could have a material adverse effect on the properties, business or prospects of Borrower. Borrower shall notify Bank of all litigation commenced or threatened after the date of this Agreement that would have a material adverse effect on the properties, business or prospects of Borrower.

         5.4 There are no security interests in, liens, mortgages, or other encumbrances on any of Borrower's assets, except to Bank or except for Permitted Liens.

         5.5 There are no subsidiaries of Borrower except for those in attached Schedule 5.5.

         5.6 There exists no default under the provisions of any instrument evidencing any debt of Borrower or of any agreement relating thereto (other than to Bank), that would have a Material Adverse Effect.

         5.7 Borrower is not a party to any litigation or administrative proceeding, nor so far as is known by Borrower is any litigation or administrative proceeding threatened against Borrower, in either case, the outcome of which if determined adversely would materially impair the financial condition of Borrower or its ability to carry on its business, which in either case (A) asserts or alleges that Borrower violated Environmental Laws, (B) asserts or alleges that Borrower is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances of materials,

(C) asserts or alleges that Borrower is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, making or other release of any hazardous substances or materials by Borrower.

         5.8 There are no conditions existing currently or likely to exist during the term of this Agreement which would subject Borrower to material damages, penalties, injunctive relief or cleanup costs under any applicable Environmental Laws or which require or are likely to require material cleanup, removal, remedial action or other response pursuant to applicable Environmental Laws by Borrower.


         5.9 Borrower is not subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws and to the best knowledge of Borrower after due inquiry, Borrower has not been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws.

         5.10 Borrower has all permits, licenses and approvals required under applicable Environmental Laws.

         5.11 Borrower has reviewed its operations and is in the process of reviewing its major commercial counterparts with a view to assessing whether it will, in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission or other utilization of data, be vulnerable to a Year 2000 Issue. Based on such review, Borrower has no reason to believe that any Material Adverse Effect will occur with respect to its businesses or operations resulting from a Year 2000 Issue.

6. AFFIRMATIVE COVENANTS OF BORROWER

         On a continuing basis from the date of this Agreement until the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower covenants and agrees that it will:

         6.1 Financial and Other Information.

         (a) Furnish to the Bank, in form and reporting basis satisfactory to the Bank, not later than ninety (90) days after the close of each fiscal year of the Borrower, financial statements of the Borrower containing the balance sheet of the Borrower of the close of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports. Such reports shall be prepared in accordance with GAAP by independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Bank and shall contain (i) unqualified opinions as to the fairness of the statements therein contained and (ii) a typical "management letter" with respect to Borrower. These statements shall be prepared on an audited basis.

         (b) Furnish to the Bank not later than thirty (30) days after the close of each month of each fiscal year of the Borrower, unaudited financial statements on a consolidated basis containing the balance sheet of the Borrower as of the end of each such period, statements of income and retained earnings of the Borrower and a statement of cash flows of the Borrower for the portion of the fiscal year up to the end of such period, and such other comments and financial details as are usually included in similar reports. The statements shall be in such detail as the Bank may reasonably require, and the accuracy of the statements shall be certified by the chief executive or financial officer of the Borrower.

         (c) Furnish to the Bank on a quarterly basis, a certificate of its chief executive or financial officer certifying compliance with the financial covenants set forth in Section 6.8.

         (d) Together with each delivery of the financial statements required by Sections 6.1(a) and 6.1(b) of this Agreement, furnish to the Bank a certificate of its chief executive or financial officer stating that no Event of Default or Default has occurred, or if any such Event of Default or Default exists, stating the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto.

         (e) Furnish to Bank not later than ten (10) days after and as of the end of each month, Inventory reports, agings of the Accounts and any accounts payable of Borrower, and a schedule identifying each Eligible Account and identifying for each Eligible Account, the portions thereof which constitute Eligible Foreign Accounts. Any such schedule, certificate or report shall be executed by a duly authorized officer of Borrower and shall be in such form and detail as Bank may specify.

         (f) Furnish to the Bank upon presentment of each Request for Loan but in any event no later than five (5) days after and as of the end of each week, in form, content, and reporting basis satisfactory to the Bank, a Borrowing Base report.

         (g) Furnish to the Bank, in form and reporting basis satisfactory to the Bank, prior to the commencement of each fiscal year of the Borrower, projected financial statements of the Borrower containing the balance sheet of the Borrower of the beginning of each such fiscal year, statements of income and retained earnings and a statement of cash flows for each such fiscal year, and such other comments and financial details as are usually included in similar reports prepared by management of Borrower utilizing their then current knowledge and reasonable expectations with respect to the periods covered thereby.

         (h) Promptly inform the Bank of the occurrence of any Event of Default or Default, or of any other occurrence which has or could reasonably be expected to have a materially adverse effect upon the Borrower's business, properties, or financial condition or upon the Borrower's ability to comply with its obligations under the Documents.

         (i) Promptly furnish to the Bank such other information regarding the operations, business affairs and financial condition of the Borrower and its subsidiaries as the Bank may reasonably request from time to time, including, but not limited to monthly DRAM desktop inventory appraisal updates, semi-annual desk top Inventory appraisals (as provided in Section 1.42 above) and weekly Inventory reporting and permit the Bank, its employees, attorneys and agents, upon 72 hours prior notice (except in case of emergency or during the existence of an Event of Default) to inspect all of the books, records and properties of the Borrower and its subsidiaries during normal business hours.

         6.2 In the event that at any time, the aggregate principal amount of Advances exceeds the Facility Maximum, immediately pay to Bank for application against such Advances, an amount sufficient to eliminate such excess.

         6.3 Keep its insurable properties (including but not limited to the Collateral) adequately insured and maintain (a) insurance against fire and other risks customarily insured against under an "all-risk" policy and such additional risks customarily insured against by companies engaged in the same or a similar business to that of the Borrower, (b) necessary worker's compensation insurance,
(c) public liability and product liability insurance, and (d) such other insurance as may be required by law or as may be reasonably required in writing by the Bank, all of which Insurance shall be in such amounts, containing such terms, in such form, for such purposes, prepaid for such time period, and written by such companies as shall be satisfactory to the Bank. All such policies shall contain a provision whereby they may not be canceled or amended except upon thirty (30) days' prior written notice to the Bank. The Borrower will promptly deliver to the Bank, at the Bank's request, evidence satisfactory to the Bank that such insurance has been so procured and, with respect to casualty insurance, made payable to the Bank. If the Borrower fails to maintain satisfactory insurance as herein provided, the Bank shall have the option to do so, and the Borrower agrees to repay the Bank upon demand, with interest at the Prime-based Rate then in effect for the Revolving, all amounts so expended by the Bank. The Borrower hereby appoints the Bank or any employee or agent of the Bank as the Borrower's attorney-in-fact, which appointment is coupled with an interest and irrevocable, and authorizes the Bank or any employee or agent of the Bank, on behalf of the Borrower, to adjust and compromise any loss under said insurance and to endorse any check or draft payable to the Borrower in connection with returned or unearned premiums on said insurance or the proceeds of said insurance, and any amount so collected shall be applied toward repair and/or replacement of the Collateral to which such casualty occurred or satisfaction of the Indebtedness in accordance in accordance with the provisions governing such application in the Documents pursuant to which Bank's Liens on such Collateral were granted.

         6.4 Pay in accordance with commercially reasonable practices and within the time that they can be paid without late charge, penalty or interest all taxes, assessments and similar imposts and charges of every kind and nature lawfully levied, assessed or imposed upon the Borrower, and its property, except to the extent being contested in good faith and, if requested by the Bank, bonded in an amount and manner satisfactory to the Bank. If the Borrower shall fail to pay such taxes and assessments within the time they can be paid without penalty, late charge or interest the Bank shall have the option to do so, and the Borrower agrees to repay the Bank upon demand, with interest at the Prime-based Rate from time to time in effect under the Note, all amounts so expended by the Bank.

         6.5 Do or cause to be done all things necessary to preserve and keep in full force and effect the Borrower's corporate existence, and material rights and franchises and comply with all material respects with applicable laws, continue to conduct and operate its business substantially as conducted and operated during the present and preceding calendar year, at all times maintain, preserve and protect all material franchises and trade names and property and keep the same in good repair, working order and condition, and from time to time make, or cause to be made, all needed and proper repairs, renewals, replacements, betterments and improvements thereto so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         6.6 (a) At all times meet the minimum funding requirements of ERISA with respect to the Borrower's employee benefit plans subject to ERISA, (b) promptly after the Borrower knows or has reason to know (i) of the occurrence of any event, which would constitute a reportable event or prohibited transaction under ERISA, or (ii) that the PBGC or the Borrower has instituted or will institute proceedings to terminate an employee pension plan, deliver to the Bank a certificate of the chief financial officer of the Borrower setting forth details as to such event or proceedings and the action which the Borrower proposes to take with respect thereto, together with a copy of any notice of such event which may be required to be filed with the PBGC, and (c) furnish to the Bank (or cause the plan administrator to furnish the Bank) a copy of the annual return (including all schedules and attachments) for each plan covered by ERISA, and filed with the Internal Revenue Service by the Borrower not later than ten (10) days after such report has been so filed.

         6.7 Cause credit extended by Borrower to QualCenter and XYZ, Inc. to be reduced to $300,000 by December 31, 1999.

         6.8 Financial Covenants:

         (a) Maintain an Effective Tangible Net Worth of not less than
$5,000,000;

         (b) Maintain an Effective Tangible Net Worth Ratio of not more than 7 to 1.

6.9 In the event that, at any time, Borrower has or acquires any Subsidiary which has assets or revenues equal to or greater than 3% of the consolidated assets or revenues, respectively, of Borrower, Borrower shall cause such Subsidiary to, immediately upon Bank's request execute and deliver to Bank such guaranties, security agreements, pledges, mortgages and financial statements as Bank shall require for the purpose of having such Subsidiary guaranty the payment of the Indebtedness and having the obligation of such Subsidiary under such guaranty secured by first priority perfected liens on substantially all assets of such Subsidiary, in favor of Bank; provided, that, in the case only of Simple Technology Europe, such documents shall only be required to be delivered if (a) there occurs any Event of Default, or (b) such entity has in excess of 3% of the consolidated assets or revenues of Borrower as of June 30, 2000.

7. NEGATIVE COVENANTS OF BORROWER

         On a continuing basis from the date of this Agreement until the Indebtedness is paid in full and the Borrower has performed all of its other obligations hereunder, the Borrower covenants and agrees that it will not, without the Bank's prior written consent:

         7.1 Declare or pay any cash dividends on, or make any other cash distribution (whether by reduction of capital or otherwise) with respect to any shares of its capital stock except dividends or distributions necessary to cover tax liability to shareholders of Borrower resulting from Borrower.

         7.2 Purchase, redeem, retire or otherwise acquire any of the shares of its capital stock, or make any commitment to do so.

              (a) Create, incur, assume or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property or assets (including without limit any charge upon property purchased or acquired under a conditional sales or other title retaining agreement or lease required to be capitalized under GAAP) whether now owned or hereafter acquired, other than to Bank or except for the Permitted Liens.

              (b) Incur, create, assume or permit to exist any indebtedness or liability on account of deposits or advances or any indebtedness or liability for borrowed money, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations, or any other indebtedness whatsoever, except for the Debt on the obligations from time to time secured by the Permitted Liens.

         7.3 Make loans, advances or extensions of credit to any Person, except
(a) loans to officers to cover tax liabilities; and (b) other loans and advances to officers, employees and sales representatives in aggregate amount at any time outstanding not to exceed Fifty Thousand Dollars ($50,000).

         7.4 Guarantee or otherwise, directly or indirectly, in any way be or become responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, agreement for the furnishing of funds to any other Person through the furnishing of goods, supplies or services, by way of stock purchase, capital contribution, advance or loan, for the purpose of paying or discharging (or causing the payment or discharge of) the indebtedness of any other Person, or otherwise, except for the endorsement of negotiable instruments by the Borrower in the ordinary course of business for deposit for collection.

         7.5 (a) Sell, lease, transfer or otherwise dispose of properties and asset, having an aggregate book value of more than Two Hundred Thousand Dollars ($200,000) (whether in one transaction or in a series of transactions) except
(i) as to the sale of inventory in the ordinary course of business and (ii) sales, subleases and transfers of the assets of Simple Technology Europe; (b) change its name, consolidate with or merge into any other corporation, permit another corporation to merge into it, acquire all or substantially all the properties or assets of any other Person, enter into any reorganization or recapitalization or reclassify its capital stock or (c) enter into any sale-leaseback transaction.

         7.6 Purchase or hold beneficially any stock or other securities of, or make any investment or acquire any interest whatsoever in, any other Person, except for: (a) certificates of deposit with maturities of one year or less of United States commercial banks with capital, surplus and undivided profits in excess of $100,000,000 and direct obligations of the United States Government maturing within one year from the date of acquisition thereof; and (b) investments in majority-owned subsidiaries.

         7.7 (a) Allow any fact, condition or event to occur or exist with respect to any employee pension or profit sharing plans established or maintained by it which might constitute grounds for termination of any such plan or for the court appointment of a trustee to administer any such plan, or (b) permit any such plan to be the subject of termination proceedings (whether voluntary or involuntary) from which termination proceedings there may result a liability of the Borrower to the PBGC which, in the opinion of the Bank, will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

         7.8 Increase salaries and/or compensation to officers of Borrower in excess of 5% per annum.

         7.9 Allow the credit referenced in Section 6.7 to be greater than $300,000 after December 31, 1999.

         7.10 Make or incur, or become obligated to make or incur, expenditures for the purchase or lease of fixed assets in amount which, in aggregate, would exceed the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) during any fiscal year.

8. DEFAULTS

         8.1 The occurrence of any of the following events shall constitute an Event of Default hereunder:

              (a) If the Borrower shall fail to pay, when due, any principal or interest under any Note or other Indebtedness when due or shall default in an obligation described in Section 6.1 or 6.2 hereof and such failure or default shall continue for a period in excess of three (3) Business Days after notice by Bank to Borrower thereof.

              (b) If any warranty or representation in connection with or contained in this Agreement or any Loan Document, or if any Financial Statements now or hereafter furnished to the Bank by or on behalf of the Borrower, shall prove to be false or misleading in any material respect as of the date made or deemed made hereunder.

              (c) If the Borrower shall fail to perform in the time and manner required any of its obligations or covenants under, or shall fail to comply with any of the provisions of, this Agreement or any other Loan Document and, in the case of a failure to perform obligations other than those described in Section 6.3 or Sections 7.1 through 7.9 above, such failure shall continue for a period in excess of thirty (30) days after the earlier of Bank's notice to Borrower thereof or the date Borrower actually becomes aware thereof.

              (d) If the Borrower shall default in the payment when due of any of its borrowed money indebtedness (other than to the Bank) in amounts in excess of Two Hundred Fifty Thousand Dollars ($250,000) or in the observance or performance of any term, covenant or condition in any agreement or instrument evidencing, securing or relating to such indebtedness, and such default be continued for a period sufficient to permit acceleration of the indebtedness, irrespective of whether any such default shall be forgiven or waived or there has been acceleration by the holder thereof.

              (e) If there shall be rendered against the Borrower one or more judgments or decrees involving an aggregate liability of Two Hundred Fifty Thousand Dollars ($250,000) or more, which has or have become non-appealable and shall remain undischarged, unsatisfied by insurance and unstayed for more than thirty (30) days, whether or not consecutive, or if a writ of attachment or garnishment against the property of the Borrower shall be issued and levied in an action claiming Two Hundred Fifty Thousand Dollars ($250,000) or more and not released or appealed and bonded in an amount and manner satisfactory to the Bank within thirty (30) days after such issuance and levy.

              (f) If the Borrower shall voluntarily suspend transaction of its business, or if the Borrower shall not pay its debts as they mature or shall make a general assignment for the benefit of creditors, or proceedings in bankruptcy, or for reorganization or liquidation of the Borrower under the Bankruptcy Code or under any other, state federal or other applicable law for the relief of debtors shall be commenced by Borrower, or shall be commenced against the Borrower and shall not be discharged within sixty (60) days of commencement, or a receiver, trustee or custodian shall be appointed for the Borrower or for any substantial portion of their respective properties or assets.

              (g) If a majority of the persons serving on the board of directors of Borrower as of the date of this Agreement shall cease to serve on such board of directors and Bank considers (in its reasonable discretion) such change to affect materially and adversely the prospects of Borrower.

              (h) If the Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan established or maintained by it, or if any such plan shall be subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of Borrower to the PBGC which in the opinion of the Bank will have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower.

              (i) If there shall occur, with respect to any pension plan maintained by the Borrower any reportable event (within the meaning of Section 4043(b) of ERISA) which the Bank shall determine constitutes a ground for the termination of any such plan, and if such event continues for thirty
(30) days after the Bank gives written notice to the Borrower, provided that termination of such plan or appointment of such trustee would, in the opinion of the Bank, have a materially adverse effect upon the operations, business, property, assets, financial condition or credit of the Borrower, as the case may be.

              (j) If Borrower repudiates, contests, revokes or purports to revoke any of its obligations to Bank, or any rights or remedies of Bank, under Loan Documents to which they are party.

         8.2 Upon the occurrence of an Event of Default, all Indebtedness shall be due and payable in full immediately (without notice or demand in the case of an Event of Default of the type described in Section 8.1.(f) above, and upon written notice from Bank in the case of any other Event of Default) without presentation, demand, protest, notice of dishonor or other further notice of any kind, all of which are hereby expressly waived, and Bank shall have no further commitment to make Advances. Unless all of the Indebtedness is then immediately fully paid, the Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the or for which provision is provided by law or in equity, including, without limitation, the right to take possession and sell, lease or otherwise dispose of any or all of the Collateral and to set off against the Indebtedness any amount owing by the Bank to the Borrower and/or any property of the Borrower in possession of the Bank. The Borrower agrees, upon request of the Bank, to assemble the Collateral and make it available to the Bank at any place designated by the Bank.

         8.3 All of the Indebtedness shall constitute one loan secured by the Bank's security interest in the Collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from the Borrower to the Bank. Upon the occurrence of an Event of Default which is not cured within the cure period, if any, provided under
Section 8.1, the Bank may in its sole discretion apply the Collateral to any portion of the Indebtedness. The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by the Bank, first upon all expenses authorized by the UCC or otherwise in connection with the sale and all reasonable attorneys' fees and legal expenses incurred by the Bank, the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to the Borrower or to such other Person or Persons as may be entitled thereto under applicable law. The Borrower shall remain liable for any deficiency, which the Borrower shall pay to the Bank immediately upon demand.

         8.4 The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any Loan Document. Nothing herein contained is intended, nor shall it be construed, to preclude the Bank from pursuing any other remedy for the recovery of any other sum to which the Bank may be or become entitled for the breach of this Agreement by the Borrower.

9. MISCELLANEOUS

         9.1 This Agreement shall be binding upon and shall inure to the benefit of Borrowers and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by Borrowers.

         9.2 Where the character or amount of any asset or liability or item of income or expense is required to be determined or any other accounting computation is required to be made for the purposes of this Agreement, unless the calculation of such item, amount or computation is specifically defined to the contrary herein, it shall be done in accordance with GAAP.

         9.3 No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

         9.4 Until Borrowers or Bank, as the case may be, shall notify one another in writing that notices shall be sent to some other address, in which case subsequent notice shall be given, all notices with respect to this Agreement shall be deemed to be completed two Business Days after mailing, or upon delivery by overnight courier, or confirmation of facsimile transmission to the following:

                  TO BORROWERS:
                  Simple Technology, Inc.
                  Attn:  Dan Moses
                  3001 Daimler Street
                  Santa Ana, CA  92705
                  Telephone:  949-260-8284
                  Facsimile:  949-851-2757

                  TO BANK:
                  Comerica Business Credit
                  Attn:  Mark Smith
                  611 Anton Blvd., 2nd Floor
                  Costa Mesa, CA  92626
                  Telephone:  (714) 424-3835
                  Facsimile:   (714) 424-3854

         All agreements between the Borrowers and the Bank pertaining to the indebtedness described herein are expressly limited so that in no event whatsoever shall the amount of interest paid or agreed to be paid to the Bank exceed the highest rate of interest permissible under applicable law. If, from any circumstances whatsoever, fulfillment of any provision of this Agreement, the Loan Documents, the Note(s) or any other instrument securing the Note(s) or all or any part of the indebtedness secured thereby, at the time performance of such provision shall be due, shall involve exceeding the interest limitation validly prescribed by law which a court of competent jurisdiction may deem applicable thereto, then, the obligation to be fulfilled shall be reduced to an amount computed at the highest rate of interest permissible under such applicable law, and if, for any reason whatsoever, the Bank shall ever receive as interest an amount which would be deemed unlawful under such applicable law, such interest shall be automatically applied to the payment of the principal amount described herein or otherwise owed by the relevant Borrowers to Bank (whether or not then due and payable) and not to payment of interest.

         9.5 This Agreement, the Loan Documents and the Notes shall be governed by, and construed and enforced in accordance with, Michigan law.

         9.6 Borrowers hereby indemnify, save and hold Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage of any property, injuries to or death of persons, contamination of or adverse affects on the environment, or any violation of any applicable Environmental Laws, caused by or in any way related to the real property owned by Borrowers, or due to any acts of Borrowers, its officers, directors, shareholders, employees, consultants and/or representatives. In no event shall the Borrowers be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of Bank, or its agents or employees.

         9.7 It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Borrowers, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the Loan Documents.

         9.8 It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Borrowers to the Bank.

         9.9 Borrowers and the Bank acknowledge that the right to trial by jury is a constitutional one, but that it may be waived, and, after consulting with counsel of their choice, knowingly and voluntarily, and for their mutual benefit, waive any right to trial by jury in the event of litigation regarding the performance or enforcement of, or in any way related hereto.

                            [signature page follows]

         WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK                                       SIMPLE TECHNOLOGY, INC.

By:  [ILLEGIBLE]                            By:      [ILLEGIBLE]

Its: [ILLEGIBLE]                            Its:     CEO

                                   EXHIBIT "A"
                                 REVOLVING NOTE

$20,000,000                                                   Detroit, Michigan
                                                              August 3, 1999


         FOR VALUE RECEIVED, on or before the Maturity Date, SIMPLE TECHNOLOGY, INC., a California corporation promises to pay to the order of COMERICA BANK, a Michigan banking corporation ("Bank") at its main office at One Detroit Center, Detroit, Michigan, in lawful money of the United States of America so much of the principal sum of _______________ ($____________) as shall have been advanced and then be outstanding hereunder and all the accrued and unpaid interest thereon.

         Capitalized terms used herein and not defined to the contrary have the meanings given them in the Credit Agreement of even date herewith between the undersigned and Bank ("Agreement") to which reference is hereby made.

         Interest on the Advances from time to time outstanding shall bear interest at their Applicable Interest Rates; provided, however, that in the event and so long as there shall exist an Event of Default, the principal balance from time to time outstanding shall bear interest at the rates provided in Section 2.8 of the Agreement. Interest shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed.

         This Note is a note under which advances, repayments and readvances may be made subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Company grants Bank a lien on all property and assets including deposits and other credits of the Company, at any time in possession or control of or owing by Bank for any purpose.

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note. Any transferees of, or endorser, guarantor or surety paying this Note in full may succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

         This Note shall be governed by and construed in accordance with the laws of the State of Michigan.

                                          SIMPLE TECHNOLOGY, INC.

                                          By:  [ILLEGIBLE]

                                          Its: CEO

                               FIRST AMENDMENT TO
                                CREDIT AGREEMENT

         This Amendment is entered into as of this 29th day of December, 1999, by and between COMERICA BANK, a Michigan banking corporation ("Bank"), with offices at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226 and SIMPLE TECHNOLOGY, INC., a California corporation ("Company"), whose principal office is located at 3001 Daimler Street, Santa Ana, CA 92705.

                                    RECITALS:

         A. On August 3, 1999, the parties entered into a certain Credit Agreement (the "Agreement") and in connection therewith, Company executed and delivered to Bank a certain Revolving Note in the principal amount of $20,000,000 and Canadian Subfacility Note in the principal amount of CAD $1,000,000 both of even date therewith (collectively, the "Note").

         B. The parties desire to amend the Agreement, upon the following terms and conditions.

         NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

         1. Section 6.7 of the Agreement is amended and restated in its entirety as follows:

         "6.7 Cause advance(s) by Borrower to its shareholders not to exceed in the aggregate $1,400,000 (the "Distribution"); provided, however, that a portion of the Distribution shall be applied by the shareholders first to outstanding debts due and owing from XYZ, Inc. and QualCenter to Borrower and any remaining amount of the Distribution will be earmarked for the benefit of XYZ, Inc. by the shareholders , and it is agreed that no further advances shall be distributed by Borrower or its shareholders to XYZ, Inc. and QualCenter ".

         2. Section 7.9 of the Agreement is deleted in its entirety.

         3. Company hereby ratifies and reaffirms the representations, warranties and covenants set forth in the Agreement.

         4. Company certifies that no Event of Default or default (as defined in the Agreement) has occurred and is continuing.

         5. Company represents and warrants that its Articles of Incorporation and Bylaws delivered to Bank as of August 3, 1999 in connection with the Agreement, are in full force and effect and have not been modified, repealed or amended since the date thereof.

         6. If any provision of this Amendment shall be held invalid or unenforceable, such invalidity or unenforceability shall affect only such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Amendment, and this Amendment shall be enforced as if any such invalid or unenforceable provision were not contained herein.

         7. Except as specifically amended hereby, the Agreement shall remain unchanged and shall be in full force and effect, enforceable in accordance with its terms.

         IN WITNESS WHEREOF, this Amendment has been executed as of the day first stated above.

                                                 SIMPLE TECHNOLOGY, INC.


                                                 By: _________________________

                                                 Its:_________________________

                                                 COMERICA BANK

                                                 By: _________________________
                                                      Mark C. Smith
                                                 Its: Vice President


                                      -2-